Exhibit 10.6

RITCHIE BROS. AUCTIONEERS INCORPORATED

STOCK OPTION ASSUMPTION NOTICE

Dear

As you know, on May 31, 2017 (the “Closing Date”) Ritchie Bros. Auctioneers Incorporated (“Ritchie”) acquired IronPlanet Holdings, Inc. (“IronPlanet”) (the “Merger”), pursuant to the Agreement and Plan of Merger by and among Ritchie, IronPlanet, Topaz Mergersub, Inc. and Fortis Advisors LLC, as the representative of the indemnifying securityholders of IronPlanet, dated as of August 29, 2016 (the “Merger Agreement”). On the Closing Date, you held one or more outstanding options to purchase shares of common stock of IronPlanet (the “IronPlanet Options”) set forth on Exhibit A attached hereto (the “Option Schedule”), each of which was granted to you pursuant to the IronPlanet 2015 Stock Plan and/or the IronPlanet, Inc. 1999 Stock Plan, as amended (together, the "Plans") and an applicable stock option agreement and any amendments entered into by and between you and IronPlanet or IronPlanet, Inc. (collectively, the “Option Agreement”).  Pursuant to the Merger Agreement, on the Closing Date, Ritchie assumed all obligations of IronPlanet under the unvested portion of your IronPlanet Options.

This Stock Option Assumption Notice (the "Notice") evidences the terms of Ritchie's assumption of the unvested portion of the IronPlanet Options as set forth on the Option Schedule. Prior to the Merger, each IronPlanet Option was documented by the applicable Plan and Option Agreement.

Each IronPlanet Option was assumed by Ritchie as of the Closing Date on the same terms and conditions as prior to the Merger, subject to the following adjustments:

1.          Prior to the Merger, the unvested portion of the IronPlanet Option was potentially exercisable, subject to vesting, to acquire up to that number of unvested shares as set forth on the Option Schedule at an exercise price per share as set forth on the Option Schedule. After giving effect to the Merger, each IronPlanet Option is potentially exercisable, subject to vesting, to acquire up to that number of common shares of Ritchie as set forth on the Option Schedule at an exercise price per share as set forth on the Option Schedule. The same vesting schedule shall continue to apply, with the number of shares subject to each tranche of vesting adjusted accordingly.

2.          Unless the context otherwise requires, each reference in the Plan or the Option Agreement to: (i) the "Company" means Ritchie, (ii) "Common Stock" means Ritchie common shares, and (iii) the "Committee" or the "Administrator" initially means the Compensation Committee of the Board of Directors of Ritchie.

3.          The form of exercise notice attached to your Option Agreement is no longer applicable. To exercise your assumed IronPlanet Option, you will need to complete the exercise procedures prescribed by Ritchie’s stock option plan administrator, Solium. You will be provided shortly with separate instructions on how to access your Solium account and to exercise your options within the Solium system.

4.          With respect to any IronPlanet Option granted under the 2015 Stock Plan, Ritchie hereby consents, solely for purposes of Section 12 of the Plan and not for any other purpose, to any lawful transfer of the Ritchie common shares acquired upon exercise of the IronPlanet Options.

5.          If you were on a leave of absence on the Closing Date, the vesting of any IronPlanet Option is tolled until you rejoin Ritchie or its subsidiaries.

If you have any questions regarding this Notice or your assumed IronPlanet Options, please contact stock@ironplanet.com.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:
Darren Watt
Corporate Secretary

EXHIBIT A

OPTION SCHEDULE

IRONPLANET OPTIONS

Equity Incentive Plan	Grant Date	Total Number of Shares Subject to IronPlanet Option	Total Number of Unvested IronPlanet Shares Subject to IronPlanet Option	Exercise Price Per Share of IronPlanet Option	Total Number of Unvested Ritchie Shares Subject to New Ritchie Option	Exercise Price Per Share of New Ritchie Option